EXHIBIT 7.02

Execution Version

CONSORTIUM AGREEMENT

among

PARTIES NAMED IN SCHEDULE A HERETO

and

RED PEBBLE ACQUISITION CO PTE. LTD.

Dated as of May 19, 2013

i

ii

THIS CONSORTIUM AGREEMENT is made as of May 19, 2013, among Red Pebble Acquisition Co Pte. Ltd., an affiliate of funds managed or advised by Blackstone Singapore Pte. Ltd. or its affiliates (the “Sponsor”) and certain equity holders of the Target (as defined below) identified on Schedule A (each, a “Senior Management Member” and, collectively, the “Senior Management Members”).  Each of the Senior Management Members and the Sponsor is referred to herein as a “Party” and collectively, the “Parties.”

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake a transaction (the “Transaction”) to acquire Pactera Technology International Ltd. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Select Market (the “NASDAQ”), which would result in a delisting of the Target from the NASDAQ and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, as part of the Transaction, the Parties propose to incorporate a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to incorporate a wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands.  At the Closing, the Parties intend that Merger Sub will be merged with and into the Target, with the Target being the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Holdco;

WHEREAS, following the execution of this Agreement, the Parties will submit a non-binding proposal substantially in the form attached hereto as Schedule B (the “Proposal”) to the Target’s board of directors (the “Target Board”) in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence, (b) discussions regarding the Proposal with the Target, and (c) the negotiation of the terms of definitive documentation in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PROPOSAL; DEBT FINANCING; HOLDCO OWNERSHIP

Section 1.01.          Transaction.  The Parties agree to participate in the Transaction on the terms set forth in this Agreement.

Section 1.02.          Proposal.  Following the execution of this Agreement, the Sponsor and the Senior Management Member Representative (as defined below) shall agree to the final form of the Proposal and submit the Proposal to the Target Board on behalf of the Consortium.  Thereafter, the Sponsor and the Senior Management Member Representative shall collectively: (a) undertake due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; (c) negotiate in good faith and finalize with the Target (i) any amendments to the terms of the Proposal and (ii) the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties); and (d) other aspects of the Transaction.  The Sponsor and the Senior Management Member Representative, acting on behalf of all the Senior Management Members pursuant to Section 1.04, jointly shall have all the power and rights to act on behalf of the Consortium in all aspects of the Proposal and the Transaction, and the Parties shall cooperate with each other and each Party shall provide such assistance as the Sponsor and the Senior Management Member Representative may reasonably request in connection with the Proposal and the Transaction.  The Parties further agree to negotiate in good faith to reach agreement on a shareholders’ agreement that would, among other things, govern the relationship of the shareholders in Holdco following the Closing and contain provisions customary for transactions of this type.

Section 1.03.          Additional Consortium Members.  The Sponsor shall take the lead in identifying and admitting any potential additional members and may admit such additional members to the Consortium with the consent of the Senior Management Member Representative, which consent shall not be unreasonably withheld or delayed, provided that the Sponsor may admit one or more limited partners of the Sponsor or its Affiliates to the Consortium as additional members without such consent.  Any such additional member of the Consortium shall, as determined by the Sponsor, either (a) execute a Joinder Agreement in the form and substance attached hereto as Exhibit A for such additional member to become a member of the Consortium as a Senior Management Member, or (b) execute a joinder agreement in a form and substance satisfactory to the Sponsor for such additional member to become a member of the Consortium that is not a Senior Management Member, provided in the case of clause (b) that the terms and conditions of any such joinder agreement applicable to such additional member shall be no less favorable to the Senior Management Members than the terms and conditions of this Agreement applicable to the Sponsor.

Section 1.04.          Senior Management Member Representative.  Without prejudice to Section 1.02, each Senior Management Member hereby irrevocably appoints the CEO as the representative of such Senior Management Member (the “Senior Management Member Representative”) to act on behalf of such Senior Management Member in respect of all matters arising from or in connection with the Proposal, the Transaction and this Agreement, including engaging in discussions and negotiations with the Company regarding the Proposal and the Transaction, determining the terms thereof and executing all such documents necessary or appropriate in conjunction therewith, provided, that the Senior Management Member Representative shall consult in good faith with the Senior Management Members in making decisions under this Agreement in his capacity as the Senior Management Member Representative; provided further, that the Senior Management Member Representative shall not have any liability to any Party or other person for any breach of this Agreement by any other Senior Management Member.

Section 1.05.          Debt Financing.

(a)           The Parties shall use reasonable efforts to arrange debt financing to support the Transaction (the “Debt Financing”) on terms as determined by the Sponsor in consultation with the Senior Management Member Representative.  The Parties shall work together and cooperate in good faith in connection with arranging the Debt Financing.  The Sponsor shall take the lead in identifying and selecting banks and other financing sources in connection with the Debt Financing (the “Financing Banks”) and will consider in good faith potential Financing Banks proposed by the Senior Management Member Representative that have offered superior financing terms and rates to support the Transaction.  Each other Party shall provide such assistance in connection with arranging the Debt Financing as may be reasonably requested by the Sponsor.

(b)           To the extent legally permissible, each of the Parties shall (i) furnish the Financing Banks, as promptly as reasonably practicable, with financial, know-your-client and other information relevant to the financial condition, business, operations and assets of the Target, as may be reasonably requested by the Financing Banks to consummate the facilities contemplated by the Debt Financing, subject to appropriate confidentiality undertakings, (ii) assist with the preparation of materials for the Financing Banks information memoranda and similar documents required in connection with the Debt Financing, and (iii) take all actions reasonably requested by the Financing Banks to permit the consummation of the Debt Financing, including the facilitation of the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, or other documents as may be requested by the Financing Banks, provided that (A) nothing in this Section 1.05 shall be construed to create any obligation on the part of any Party to pledge any collateral in connection with the Debt Financing and (B) the obligations of the Parties under this Section 1.05(b) shall be subject to (x) any limitations or other requirements that may be imposed by the Special Committee, (y) the terms and conditions to be set forth in the Merger Agreement or any confidentiality agreements  entered into in connection with the Transaction and (z) the fiduciary duties and other obligations of the Senior Management Members under applicable laws.

Section 1.06.          Share Contribution.   In connection with the Transaction, each Party (other than the Sponsor) shall at the Closing contribute or cause to be contributed to Holdco all of the Target Ordinary Shares and other Securities of the Target held by it or its Affiliates set forth on Schedule A corresponding to its name (subject to reduction as provided below, the “Rollover Shares”) based on the same per share consideration (the “Merger Consideration”) as provided in an agreement and plan of merger among Holdco, Merger Sub and the Target in connection with the Transaction (the “Merger Agreement”) in exchange for equity interests of Holdco, unless otherwise agreed among the Parties; provided that the Senior Management Members may elect not to contribute up to 15% of the aggregate Target Ordinary Shares and other Securities held by the Senior Management Members (excluding the Chen VPF Shares) and their Affiliates and may allocate such non-contributed Target Ordinary Shares and other Securities among the Senior Management Members and their Affiliates as determined by the Senior Management Members; and provided further that Chris S. Chen shall not be required to contribute 650,000 ADSs beneficially owned by him (the “Chen VPF Shares”) that are subject to an existing variable prepaid forward agreement (the “Chen VPF”).

Section 1.07.          Holdco Ownership.  Unless the Parties otherwise agree, prior to the execution of the Merger Agreement, the Parties shall incorporate Holdco and shall cause Holdco to incorporate Merger Sub.   The Sponsor and the Senior Management Member Representative shall agree in good faith the memorandum and articles of association of Holdco and Merger Sub, and the memorandum and articles of association of Merger Sub upon the Closing shall become the form of the memorandum and articles of association of the Surviving Company.  Each Party’s ownership percentage in Holdco shall be based on its capital contributions to Holdco with each Rollover Share being valued at the Merger Consideration, unless otherwise agreed among the Parties.  For the avoidance of doubt, the Parties agree that the obligation of the Parties to purchase and pay for any Holdco shares shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Merger Sub to be set forth in the Merger Agreement.

ARTICLE II

INFORMATION SHARING AND ROLES; ADVISORS; APPROVALS

Section 2.01.          Information Sharing and Roles.

(a)           Each Party shall cooperate with the other Parties in good faith in connection with the Proposal and the Transaction, including by (i) complying with any information delivery or other requirements entered into by Holdco, the Sponsor, the Senior Management Member Representative, or an Affiliate thereof, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (ii) participating in meetings and negotiations with the Special Committee and its advisors, (iii) executing and complying with any confidentiality agreements reasonably required by the Target, (iv) participating in meetings and negotiations with the Financing Banks, (v) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (vi) providing the Sponsor, the Senior Management Member Representative or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information the Sponsor or the Senior Management Member Representative may reasonably require in respect of such Party and its Affiliates for inclusion in the Documentation, (vii) providing timely responses to requests by the Sponsor or the Senior Management Member Representative for information, and (viii) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement. Unless the Sponsor and the Senior Management Member Representative otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act).  Notwithstanding the foregoing, (A) the Sponsor shall not be required to make available to the other Parties any of its internal investment committee materials or analyses or any information which it considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality and (B) the obligations of the Parties under this Section 2.01(a) shall be subject to (x) any limitations or other requirements that may be imposed by the Special Committee, (y) the terms and conditions to be set forth in the Merger Agreement or any confidentiality agreements  entered into in connection with the Transaction and (z) the fiduciary duties and other obligations of the Senior Management Members under applicable laws.

(b)           The Parties shall work together in good faith to agree on necessary public statements about their intentions in relation to the Target. The issuance of any such public statement shall be subject to the approval process and terms of Section 6.01.

Section 2.02.          Appointment of Advisors.

(a)           The Sponsor shall take the lead in identifying and selecting all Advisors to Holdco and/or the Consortium and determining the scope and other terms of such Advisors’ engagement in connection with the Proposal and the Transaction, subject to the consent of the Senior Management Member Representative, which consent shall not be unreasonably withheld or delayed.  The Parties acknowledge that Ropes & Gray LLP has been engaged as international legal counsel to provide international legal services to the Consortium in connection with the Proposal and the Transaction.

(b)           If a Party requires legal representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Documentation, it may retain other Advisors to advise it. Any Party that engages any separate Advisors shall provide prior notice to the other Parties of such engagement and shall, subject to Section 3.01, be solely responsible for the fees and expenses of any such separate Advisors unless otherwise agreed to by the Parties, which agreement shall not be unreasonably withheld or delayed.  The Parties acknowledge that (i) Ropes & Gray LLP has been engaged as international legal counsel to provide international legal services to the Sponsor in connection with the Proposal and the Transaction in addition to it acting as the international legal counsel to the Consortium; and (ii) Cleary Gottlieb Steen & Hamilton LLP has been engaged as international legal counsel to provide international legal services to the Senior Management Members in connection with the Proposal, the Transaction and this Agreement.

Section 2.03.          Approval.  Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by each other Party to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Sponsor and the Senior Management Member Representative, desirable for the consummation of the Transaction.

ARTICLE III

TRANSACTION COSTS

Section 3.01.          Expenses and Fee Sharing.

(a)           If the Transaction is consummated then, at or immediately following the Closing, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their and the Consortium’s reasonable out-of-pocket costs and expenses incurred in connection with the Transaction, including the reasonable fees, expenses and disbursements of Advisors retained by the Parties (other than fees and costs of any separate Advisors that have been retained by the Parties in accordance with Section 2.02(b), which shall only be reimbursed if such appointments are agreed to in advance by the Parties).

(b)           Subject to Section 9.11, if the Transaction is terminated or this Agreement is terminated prior to the Closing pursuant to ARTICLE V (and Section 3.01(c) does not apply), the Sponsor agrees to bear reasonable out-of-pocket costs and expenses in connection with the Transaction incurred prior to the termination of this Agreement that are (i) payable by the Consortium and/or the Sponsor; or (ii) payable by the Senior Management Members to separate Advisors jointly retained by them in accordance with Section 2.02(b), which appointments have been approved by the Sponsor in advance and which agreement shall not be unreasonably withheld or delayed, in a total amount not in excess of US$350,000 (subject to Section 3.01(e)), provided that the Sponsor shall not be required to make such payments under Section 3.01(b)(ii) if any Senior Management Member materially breaches the compliance certification executed by him in connection with this Agreement.

(c)           If the Transaction is not consummated due to the  breach of any provision set forth in ARTICLE IV by one or more Parties, then such breaching Parties shall reimburse any non-breaching Party for all out-of-pocket costs and expenses, including any fees and expenses of (i) the Advisors retained by the Parties (including the fees and costs of any separate Advisors who have been retained by the Parties in accordance with Section 2.02(b)) and (ii) the Financing Banks in connection with the Debt Financing, incurred by such non-breaching Party in connection with the Transaction.  The foregoing shall be without prejudice to any rights and remedies otherwise available to a non-breaching Party.

(d)           For the avoidance of doubt, the appointments of Ropes & Gray LLP and Cleary Gottlieb Steen & Hamilton LLP pursuant to Section 2.02 have been approved by the Sponsor and all other Parties for purposes of ARTICLE III.

(e)           The Sponsor shall be entitled to receive any termination or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by it pursuant to Section 3.01(b) (“Net Termination Fees”); provided that, unless Section 3.01(c) applies, any Net Termination Fees shall first be applied by the Sponsor to pay or reimburse the Senior Management Members for any costs or expenses of the Senior Management Members that are not payable by the Sponsor by reason of the US$350,000 cap set forth in Section 3.01(b)(ii).

ARTICLE IV

EXCLUSIVITY

Section 4.01.          Exclusivity Period.  During the Exclusivity Period each Party shall:

(a)           and shall cause its Representatives to, work exclusively with the other Parties to implement the Transaction and other related matters, including to (i) evaluate the Target; (ii) formulate the terms of the Proposal (or any amendment thereto); (iii) prepare and submit to the Target the Proposal and the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Sponsor and the Senior Management Member Representative and (v) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities beneficially owned by such Party and which have voting rights against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b)           not, without the written consent of the other Parties, directly or indirectly, either alone or with or through any of its Representatives acting on behalf of such Party: (i) make a Competing Proposal or join with, or solicit, encourage, facilitate or invite any other person in the making of any Competing Proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement; (v) acquire (other than pursuant to equity incentive plans of the Target) or dispose of any Securities or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that could reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 4.01(a) and Section 4.01(b);

(c)           immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by it or any of its Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d)           notify the other Parties promptly if it or any of its Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication, and promptly provide the other Parties with copies of any such written communication.

Notwithstanding the foregoing provisions of this Section 4.01, (A) to the extent the Target Board specifically requests that a Senior Management Member (the “Relevant Senior Management Member”) cooperates in respect of any actual or potential Competing Proposals that were not initiated, solicited, or encouraged by any Senior Management Member, and the Relevant Senior Management Member determines (solely in his capacity as a management member of the Target, and not in his capacity as a shareholder) that, based on the written advice of Cayman Islands counsel to the Consortium or the Company that he is obligated in such capacity to cooperate with the Target in order to comply with his fiduciary duties under Cayman Islands law, the Relevant Senior Management Member may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity and in no event shall this clause be used as a means intended to circumvent the exclusivity provisions thereof.  In any event, none of the Senior Management Members shall, during the Exclusivity Period, (i) enter into any understanding or arrangement with any party to the Competing Proposal or any Affiliate thereof (including in respect of such Competing Proposal, holding any employment, consulting, or advisory role with the Target, any successor entity of the Target or its businesses or any Affiliate thereof, or holding any equity or debt in respect of the same), or (ii) hold any employment, consulting, or advisory role with any party to the Competing Proposal or any Affiliate thereof; and (B) any Senior Management Member may make a Transfer to his spouse, siblings, parents, lineal descendants or antecedents or the estates of or trusts for the benefit of such Senior Management Member or his spouse, siblings, parents or lineal descendants or antecedents, provided, however, that in all cases, any such Transfer shall not relieve the transferor of his obligations hereunder with respect to the transferred Securities; and (C) Chris S. Chen will not be deemed to violate any provision of this Agreement by reason of any settlement with respect to the VPF Shares under the Chen VPF, provided that if and so long as Mr. Chen has voting power over the Chen VPF Shares, he shall vote the Chen VPF Shares as required by this Section 4.01.

ARTICLE V

TERMINATION

Section 5.01.          Failure to Agree; Other Termination Events.

(a)           If either (i) the Sponsor and the Senior Management Member Representative, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree either (x) as between them upon the material terms of the Transaction or (y) with the Special Committee on the material terms of the Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, or (ii) the Sponsor is not satisfied with the results of its due diligence investigation, then, subject to Section 5.02, the Senior Management Member Representative (in the case of (i)) may cease the participation in the Transaction by the Senior Management Members as a group by delivery of a written notice to the Sponsor, and the Sponsor (in the case of (i) and/or (ii)) may cease its participation in the Transaction by delivery of a written notice to the Senior Management Member Representative, and upon such notification this Agreement shall terminate.

(b)           Subject to Section 5.02, this Agreement shall terminate upon the earlier to occur of (i) a written agreement among the Parties to terminate this Agreement, and (ii) the Closing.

Section 5.02.          Effect of Termination.

(a)           Upon termination of this Agreement by the Senior Management Member Representative pursuant to Section 5.01(a), ARTICLE III (Transaction Costs), ARTICLE IV (Exclusivity), ARTICLE V (Termination), Section 6.02 (Confidentiality), ARTICLE VII (Notices) and ARTICLE IX (Miscellaneous) shall continue to bind the Parties.

(b)           Upon termination of this Agreement by the Sponsor pursuant to Section 5.01(a) or upon termination of this Agreement pursuant to Section 5.01(b), ARTICLE III (Transaction Costs), ARTICLE V (Termination), Section 6.02 (Confidentiality), ARTICLE VII (Notices) and ARTICLE IX (Miscellaneous) shall continue to bind the Parties.

(c)           Other than as set forth in Section 5.02(a) and Section 5.02(b) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

ARTICLE VI

ANNOUNCEMENTS AND CONFIDENTIALITY

Section 6.01.          Announcements.  No announcements regarding the subject matter of this Agreement shall be issued by the Consortium or any Party without the prior written consent of the Sponsor and the Senior Management Member Representative, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the Sponsor and the Senior Management Member Representative, and the Sponsor and the Senior Management Member Representative have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable).

Section 6.02.          Confidentiality.

(a)           Except as set forth in Section 6.01 or permitted under Section 6.03, each Party shall not, and shall direct that its Representatives that receive Confidential Information and act on behalf of such Party do not, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”).  Each Party shall not and shall direct its Representatives that receive Confidential Information and act on behalf of such Party not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)           Subject to Section 6.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), return or destroy such Confidential Information at the option of the Recipient.

(c)           Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 6.02(b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy.

(d)           Each Party acknowledges that, in relation to Confidential Information received from any other Party, the obligations contained in Section 6.02 shall continue to apply for a period of 12 months following termination of this Agreement unless otherwise agreed in writing.

Section 6.03.          Permitted Disclosures.  A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsor, potential sources of capital) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D filings, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.

ARTICLE VII

NOTICES

Section 7.01.          Notices.  Any notice, request, instruction or other document to be given between the Senior Management Members and the Sponsor shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to the Senior Management Members:

Mr. Loh Tiak Koon
Mr. Sidney X. Huang
Pactera Technology International Ltd.
3/F Building 8
Zhongguancun Software Park
Haidian District
Beijing 100193, China
Facsimile: +86 10 8282 5058

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

23rd Floor, Twin Towers West

B-12 Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: W. Clayton Johnson, Esq. and Ling Huang, Esq.

Facsimile: +852 2160 1086; +852 2160 1087

Email: cjohnson@cgsh.com and lhuang@cgsh.com

If to the Sponsor:

The Blackstone Group

345 Park Avenue

New York, NY 10054

USA

Attention: John G. Finley

Facsimile: +1 646 253 8983

The Blackstone Group (HK) Limited

Two International Finance Centre

Suite 901, 9th Floor, 8 Finance Street

Central, Hong Kong

Attention: Susannah Lindenfield

Facsimile: +852 3656 8601

with a copy to (which shall not constitute notice):

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: David Chapin, Esq.

Facsimile: +1 617 235 0015

Email: david.chapin@ropesgray.com

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Gary Li, Esq.

Facsimile: +852 3664 6485

Email: gary.li@ropesgray.com

or to such other address or facsimile number or electronic mail as the Senior Management Member Representative or the Sponsor may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.01.          Representations and Warranties.  Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority or, in the case of a Party being a natural person, the legal capacity and right to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement, (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof, and (d) it has complied and shall continue to comply in all material respects with all laws applicable to it in connection with the execution, delivery and performance of this Agreement.  Each Party further represents and warrants, on behalf of such Party only, to the other Parties that (i) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (A) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such Party is a party or by which such Party is bound or office such Party holds, (B) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of the properties or assets of such Party, or (C) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (ii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

Section 8.02.          Target Ordinary Shares.  Subject to the terms and conditions of any Target equity incentive plans (including any agreements entered into between the Senior Management Members and the Target in connection therewith) under which Target Ordinary Shares or other Securities of the Target were issued to or are held by the Senior Management Members, each of the Senior Management Members represents and warrants that (i) as of the date of this Agreement, such Party holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Target Ordinary Shares set forth under the heading “Target Ordinary Shares” corresponding to his name on Schedule A, (ii) as of the date of this Agreement, such Party holds (free and clear of any encumbrances or restrictions) the other Securities of Target set forth under the heading “Other Securities” corresponding to his name on Schedule A, and (iii) such Party has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by such Party, and (iv) as of the date of this Agreement, such Party does not directly or indirectly own any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule A corresponding to his name.  For purposes of this Section 8.02, “owns” means the relevant Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Section 8.03.          Separate Representations and Warranties.  Each representation and warranty in Section 8.01 and Section 8.02 is a separate representation and warranty.  The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

Section 8.04.          Reliance.  Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 8.01 and Section 8.02 and have been induced by them to enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01.          Entire Agreement.  This Agreement, together with any Joinder Agreement or joinder agreement executed after the date hereof, constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 9.02.          Further Assurances.  Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 9.03.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 9.04.          Amendments; Waivers.  Subject to provisions of Section 1.04, (a) neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties, and (b) no provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05.          Language.  The official text of this Agreement and any notices given or made hereunder shall be in English.

Section 9.06.          Assignment; No Third Party Beneficiaries.  Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, (a) to any affiliated investment funds of the Sponsor or investment vehicles of the Sponsor or such funds (other than any portfolio companies of the Sponsor or such funds) without any prior consent of the other Parties, which assignment shall not relieve the Sponsor from any of its obligations hereunder, and (b) to any co-investors of the Sponsor or its Affiliates, subject to the consent of the Senior Management Member Representative, which consent shall not be unreasonably withheld or delayed, and which assignment shall not relieve the Sponsor from any of its obligations hereunder.  This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties.  Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any rights, benefits, claims or remedies whatsoever under or by reason of this Agreement or any provision hereof.

Section 9.07.          No Partnership or Agency.  The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of any other Party.

Section 9.08.          Counterparts.  This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

Section 9.09.          Governing Law and Dispute Resolution.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).  Subject to Section 9.10, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety.  The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the ICC.  The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English.  The Tribunal shall have no authority to award punitive or other punitive-type damages.

Section 9.10.          Remedies.  Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

Section 9.11.          Limitation on Liability.  The obligation of each Party under this Agreement is several (and not joint or joint and several).

ARTICLE X

DEFINITIONS AND INTERPRETATION

Section 10.01.        Definitions.  In this Agreement, unless the context requires otherwise: -

“ADSs” means the American Depositary Shares of the Target representing Target Ordinary Shares.

“Advisors” means the legal, accounting, banking and other advisors and/or consultants of the Consortium, Holdco, Merger Sub, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.

“Affiliates” of a person (the “Subject Person”) means (a) in the case of a person other than a natural person, any other person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person or any person directly or indirectly Controlled by such Relative.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Arbitrator” has the meaning given in Section 9.09.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“CEO” means Mr. Loh Tiak Koon, chief executive officer of the Target.

“Chen VPF” has the meaning given in Section 1.06.

“Chen VPF Shares” has the meaning given in Section 1.06.

“Closing” means the consummation of the Transaction.

“Competing Proposal” means a proposal, offer or invitation to the Target, the Sponsor, any Senior Management Member, any other Party or any of their respective Affiliates (other than the Proposal), that involves the direct or indirect acquisition of 10% or more of the Target Ordinary Shares or of shares of any of the Target’s material subsidiaries, a sale of all or any significant amount of the assets of the Target or of any of its material subsidiaries, a restructuring, recapitalization, merger or other business combination transaction involving the Target, or some other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Consortium” has the meaning given in the recitals.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, the Proposal and any Documentation.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

“Debt Financing” has the meaning given in Section 1.05(a).

“Discloser” has the meaning given in Section 6.02(a).

“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, Debt Financing documents, filings with the SEC and other governmental agencies, and ancillary documentation.

“Exchange Act” has the meaning given in the recitals.

“Exclusivity Period” means the period beginning on the date hereof and ending on the date that is nine months after the date hereof, provided that if the Merger Agreement is executed within nine months after the date hereof, the exclusivity period shall be extended to the date until the earlier of (a) the consummation of the Transaction and (b) the termination of the Merger Agreement in accordance with the terms thereof.

“Financing Banks” has the meaning given in Section 1.05(a).

“Holdco” has the meaning given in the recitals.

“ICC” has the meaning given in Section 9.09.

“Joinder Agreement” means the Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit A.

“Merger Agreement” has the meaning given in Section 1.06.

“Merger Consideration” has the meaning given in Section 1.06.

“Merger Sub” has the meaning given in the recitals.

“NASDAQ” has the meaning given in the recitals.

“Net Termination Fees” has the meaning given in Section 3.01(e).

“Parties” has the meaning given in the preamble.

“Proposal” has the meaning given in the recitals.

“Recipient” has the meaning given in Section 6.02(a).

“Relative” of a natural person means the spouse (including cohabitant) of such person and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person or spouse.

“Relevant Senior Management Member” has the meaning given to it in Section 4.01.

“Representatives” of a Party means such Party’s Affiliates and the officers, managers, directors, members, partners, employees, agents, legal counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing of such Party and its Affiliates, and any representatives of the foregoing.  The Representatives shall include the Advisors.

“Rollover Shares” has the meaning given in Section 1.06.

“Rules” has the meaning given in Section 9.09.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means (a) any ADSs, (b) any Target Ordinary Shares, and (c) any warrants, options, restricted shares or restricted share units that represent or entitle the holder to receive ADSs or the Target Ordinary Shares and any other securities which are convertible into or exercisable for ADSs or the Target Ordinary Shares.

“Senior Management Members” has the meaning given in the preamble.

“Senior Management Member Representative” has the meaning given in Section 1.04.

“Special Committee” means a special committee of independent directors of the Target that will be established to be responsible for, among other matters, negotiating the terms of the Transaction.

“Sponsor” has the meaning given in the preamble.

“Surviving Company” has the meaning given in the recitals.

“Target” has the meaning given in the recitals.

“Target Board” has the meaning given in the recitals.

“Target Ordinary Shares” means the Target’s issued and outstanding ordinary shares, par value US$0.00139482 per share.

“Transaction” has the meaning given in the recitals.

“Transfer” has the meaning given in Section 4.01(b).

“Tribunal” has the meaning given in Section 9.09.

Section 10.02.        Statutory Provisions.  All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

Section 10.03.        Recitals and Schedules.  References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes.  References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

Section 10.04.        Meaning of References.  In this Agreement, unless the context requires otherwise:

(a)           words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)           references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality.  References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)           references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d)           any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e)           references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f)            references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement; and

(g)           references to “Target Ordinary Shares” shall include Target Ordinary Shares represented by ADSs.

Section 10.05.        Headings.  Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Section 10.06.        Negotiation of the Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Chris Shuning Chen
Chris Shuning Chen

Signature Page — Consortium Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Tiak Koon Loh
Tiak Koon Loh

Signature Page — Consortium Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ David Lifeng Chen
David Lifeng Chen

Signature Page — Consortium Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Sidney Xuande Huang
Sidney Xuande Huang

Signature Page — Consortium Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Jun Su
Jun Su

Signature Page — Consortium Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Red Pebble Acquisition Co Pte. Ltd.

By:	/s/ Kimmo Benjam Tammela
Name: Kimmo Benjam Tammela
Title: Director

Signature Page — Consortium Agreement

SCHEDULE A

Information of the Parties

	Target Ordinary Shares			Other Securities*
Senior Management Member	Target Ordinary Shares (represented or not represented by ADSs)		Restricted Target Ordinary Shares	Restricted Share Units	Options
Chris Shuning Chen	3,171,092	**	—	519,255	200,000
Tiak Koon Loh	165,621		1,117,085	500,000	899,766
David Lifeng Chen	259,400		—	203,500	68,912
Sidney Xuande Huang	7,654		—	295,631	225,000
Jun Su	600		78,378	—	108,400

*   Amounts represent Target Ordinary Shares underlying or represented by other Securities.

** Includes the Chen VPF Shares.

SCHEDULE B

Form of the Proposal

EXHIBIT A

Form of Joinder Agreement